Exhibit 3.261

ARTICLES OF INCORPORATION

OF

SHERIDAN ACQUISITION ASSOCIATES, P.A.

ARTICLE I – NAME

The name of the professional corporation is SHERIDAN ACQUISITION ASSOCIATES, P.A. (the “Professional Association”).

ARTICLE II - TERM

The corporate existence of the Corporation shall be perpetual, unless and until terminated pursuant to Florida Law.

ARTICLE III - PURPOSE

The Professional Association is organized for the purpose of practicing medicine and transacting any or all lawful business for professional corporations for profit organized under the Florida Professional Service Corporation and Limited Liability Company Act of the state of Florida.

ARTICLE IV – PRINCIPAL OFFICE ADDRESS

The mailing and set address of the principal office of this Professional Association, unless and until relocated, is 1613 North Harrison Parkway, Suite 200, Sunrise, Florida 33323.

ARTICLE V – CAPITAL STOCK

The aggregate number of shares which the Professional Association shall have the authority to issue is 1,000 shares of Common Stock, par value $.01 per share.

ARTICLE VI – REGISTERED AGENT AND

REGISTERED OFFICE

The mailing and street address of the initial registered office of this Professional Association is 1613 North Harrison Parkway, Suite 200, Sunrise, Florida 33323; and the name of the initial registered agent of this Corporation at that address is Jay A. Matrus.

ARTICLE VII – INITIAL BOARD OF DIRECTORS

The Professional Association shall have one (1) initial director. The number of directors may be either increased or decreased from time to time as provided in the Professional Association’s Bylaws, but shall never be less than one (1). The name and address of the initial director of this Professional Association is:

Gilbert L. Drozdow, M.D.

1613 North Harrison Parkway, Suite 200

Sunrise, Florida 33323

ARTICLE VIII – INCORPORATOR

The name and address of the person signing these Articles of Incorporation is:

Jay A. Martus, Esq.

1613 North Harrison Parkway, Suite 200

Sunrise, Florida 33323

IN WITNESS WHEREOF, the undersigned Incorporator has executed these Articles of Incorporation this 28th day of September, 2006.

/s/ Jay A. Martus
Jay A. Martus, Incorporator

CERTIFICATE DESIGNATING THE ADDRESS

AND AN AGENT UPON WHOM PROCESS MAY BE SERVED

That SHERIDAN ACQUISITION ASSOCIATES, P.A. (the “Professional Association”), desiring to organize under the laws of the State of Florida, has named Jay A. Martus as its agent to accept service of process within this state.

Sheridan Acquisition Associates, P.A.

1613 North Harrison Parkway

Suite 200

Sunrise, FL 33323

ACKNOWLEDGEMENT:

Having been named to accept service of process for the Corporation, at the place designated in this Certificate, I hereby agree to act in this capacity, and further, I agree to comply with the provisions of all statutes relative to the proper and complete performance of any duties, and I accept the duties and obligations of Section 607.0505, Florida Statutes.

Dated this 28th day of September, 2006.

/s/ Jay A. Martus
Jay A. Martus, Incorporator